EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into effective the 9th day of April, 2012, the “Start Date”, by and among BIOANALYTICAL SYSTEMS, INC. (“BASi”, “Company”) a corporation organized under the laws of the State of Indiana (“Company”), and Jacqueline M. Lemke, ("Employee") as Chief Financial Officer, of BASi.

Preliminary Statements:

A. BASi is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments. The Company is in the business of conducting laboratory experiments and research on behalf of other businesses (“Business”) which is expected to add significantly to the value of the Company and BASi.

B. Employee is experienced in the Business, and is familiar with the management and operations of the Company. The Company wishes to employ Employee on the terms and conditions contained herein. Employee views entry into this employment as a mutually beneficial long-term investment by both the Business and by the Employee as a major career commitment.

In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

Term, Compensation, and Benefits

Section 1.1. Term The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until February 28, 2015, (the “Initial Term”). The Initial Term shall be extended for successive one year periods (the "Additional Terms," and together with the Initial Term, the "Employment Period"), except that if either Employee or Company gives the other party written notice at least ninety days (90) before the end of the Initial Term, then this Agreement shall expire at the end of its then current term. The Employee shall take absences at such time as shall be approved by the Chief Executive Officer.

Section 1.2 Compensation and Benefits

Section 1.2.1 Salary: BASi will pay a base salary of $17,683.33 per month. Salary shall be paid in equal semi-monthly installments in arrears. All amounts to be paid hereunder shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

Section 1.2.2. Stock Options: This Agreement will also include options to purchase BASi shares. The exact number, strike price and maturity schedule of those options are defined in an appendix which includes information on BASi option plans, form of grant/s and exercise.

Section 1.2.3. Bonus: . As CFO, the Employee will receive a cash bonus, the “EBITDA Bonus”, in an amount equal to two percent (2%) of consolidated earnings before interest expense, income tax expense, depreciation expense and amortization expense of the Company (before any payment or accrual related to the EBITDA Bonus), which, in the first fiscal year shall be based upon consolidated earnings from the start date through the fiscal year end. The EBITDA Bonus shall be paid not less frequently than annually on the first regular pay date of the Company, after the Board of Directors has confirmed the amount of the Company’s EBITDA and the EBITDA Bonus for the relevant period. The Board of Directors shall make such confirmation promptly upon completion of the audited consolidated financial statements of the Company for each fiscal year. Employee will also be eligible for bonus grants under bonus plans adopted by the Company at the discretion of the Compensation Committee of the Board of Directors.

Section 1.2.4 Vacation Policy: Employee will receive 22 vacation days per annum starting on April 9, 2012. Employee shall also be granted five (5) additional vacation days on the one year anniversary date of April 9, 2013. Any unused vacation at the end of any year ending on anniversary date shall carry over to the following one-year period commencing on such anniversary date (the “Following Year”), but shall not carry over beyond the Following Year. Vacation time not used prior to the expiration will be banked for short-term disability as described in the BASi Employee Handbook.

Section 1.2.5 Relocation – Employee shall become eligible for a standard relocation package during the first year of employment. If move does not occur within the first year of employment consideration will be given for relocation at a later time if there is evidence that conditions existed which prevented the move within the first year.

Section 1.2.6 Other Benefits: During the Employment Period, the Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions. The highlights of the benefits are as follows: group health insurance (after ninety days) (Per this agreement, BASi will reimburse Employee for health insurance premiums paid for private health care, during the 90 day waiting period); two weeks unpaid vacation (optional); term life insurance ($100,000); long term disability insurance; and a 401K deferred tax savings incentive/profit sharing plan. Optional participation benefits include a flexible spending account, dental, vision, and short-term disability.

ARTICLE 2

Duties

Section 2.1. Duties: During the Employment Period, the Employee will be the ranking financial officer of the company. The Employee will lead the financial services staff, be the ultimate financial contact with clients, auditors and bank and own responsibility for assisting the Senior Management Team on all strategic and tactical matters as related to budget management, cost benefit analysis, forecasting needs, securing appropriate funding , and positioning the Company for growth. In addition, employee is responsible for strengthening existing collaborations, building new partnerships, plus executing programs and initiatives to support the BASi mission statement. The Employee will be called upon to perform certain services for the Company including, without limitation, the duties as outlined in the job description for this position.

Section 2.2. The Employee shall serve the Company by performing such other services as the Company may reasonably require to conduct the Company’s business. The Company shall also have the absolute right and power to direct and control the Employee in carrying out duties assigned by the Company, including, but not limited to, the right (1) to review, modify and cancel all work performed, and (2) to assign specific duties to be performed, including the general means and manner by which such duties shall be performed. Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon the Employee which would require the Employee to violate any ordinance, regulation, statute or other law. The Employee shall devote her full working time, attention and energy to the performances of the duties imposed hereunder. The Employee shall conform to such hours of work as may from time to time reasonably be required of her and shall not be entitled to receive any additional remuneration for work outside her normal hours. The Employee will NOT be held financially, legally, or otherwise liable for any practice or action or decision made by BASi, or its predecessors or successors prior to the start date of Employee’s beginning date of employment.

Section 2.3 Officer Indemnification. The Company agrees to indemnify its directors and officers to the fullest extent permitted by the Law.

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Confidentiality and Other Matters

Section 3.1. Confidentiality Agreement. The Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by the Employee, which is used in or related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates; (b) designated as confidential by the Company, its subsidiaries or its affiliates; or (c) not generally known to or ascertainable by proper means by the public ("Confidential Information").

Further, the Employee has had and will have access to items proprietary to the Company, its subsidiaries or its affiliates ("Proprietary Items"). "Proprietary Items" shall mean all legally-recognized rights which result from or are derived from the Employee's work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by the Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during his tenure with the Company, or which are reasonably related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi or the actual or demonstrably anticipated research and development of the Company.

The Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by her nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter, except as required in the course of her employment with the Company. All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into her possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

The Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to the Employee's acts. The provisions of this Section 3.1 shall be in addition to, and shall not affect, the Employee's common law duty of fidelity to the Company.

Section 3.2. The parties foresee that the Employee may make inventions or create other intellectual property in the course of her duties hereunder and agree that in this respect the Employee has a special responsibility to further the interests of the Company and its affiliates.

Section 3.3 The Employee agrees that during the Employee’s employment with the Company and for an additional period of the two (2) years immediately following termination of the Employee’s employment with the Company, the Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an “Other Entity”), (i) contact or communicate with any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business; provided, however, that nothing in this sentence shall prevent the Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity.

The restrictions of this Section 3.3 shall not be deemed to prevent the Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced. If any sentence, word or provision of this Section 3.3 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of the Employee’s employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

Section 3.4. The employee agrees to abide by all the conditions of the Company Code of Conduct and Ethics.

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ARTICLE 4

Termination of Employment

Section 4.1. Resignation by the Employee. The Employee may resign from her employment with the Company at any time providing written notice to the Company of resignation at least ninety days (90) prior to the effective date of the resignation (the “Resignation Date”). Employee may resign at any time for “ good reason” due to (a) a material breach of this Agreement by the Company which continues after the Employee has given the Company thirty days (30) written notice of such breach, or (b) the assignment to the Employee of duties materially inconsistent with this Agreement other than in accordance with the terms of this Agreement, and the Company has not rectified such assignment within thirty days (30) after the Employee has given the Company written notice of such breach.

A termination by the Employee for “good reason” shall entitle the Employee to the same compensation and benefits as if the Employee had been terminated by the Company without cause. In the event of a termination by the Employee for “good reason,” the provisions of Section 3.3 shall not apply and shall be of no force or effect. Upon any resignation by the Employee, the Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition. If Employee voluntarily resigns her position without “good reason” prior to the termination of this contract, the compensation terms of this agreement are null and void.

Section 4.2. Termination by the Company without Cause. At any time, the Company may, in its sole and absolute discretion, terminate the Employee's employment with the Company (the actual date of termination being referred to as the "Termination Date") without cause, by providing written notice thereof to the Employee ("Termination Notice") at least ninety days (90) prior to the Termination Date. In the event of termination of the Employee's employment pursuant to this Section, the Company shall continue to pay to the Employee the Employee’s then current Annual Salary throughout such ninety-day (90) notice period and shall pay the Employee as compensation for loss of office (a) 12 months Annual Salary at the Employee’s then current salary in equal monthly installments over the twelve month period following the Termination Date, and (b) all vacation and pro-rated annual bonus (if any) accrued as of the Termination Date calculated in accordance with Section 1.2.4. Upon receipt by the Employee of a Termination Notice pursuant to this Section 4.2, (a) the Employee shall assist the Company in good faith to effect a smooth transition, and (b) the Company may request the Employee to vacate the premises owned by the Company and used in connection with the Business within a reasonable time, provided that the obligation of the Company to make payments to the Employee pursuant to this Section 4.2 and the other provisions of this Agreement shall not be affected, provided further, that in the event of a termination by the Company without cause pursuant to this Section 4.2, the provisions of Section 3.3 shall not apply and shall be of no further force or effect.

Section 4.3. Termination by the Company With Cause. This Agreement shall be deemed to be terminated and the employment relationship between the Employee and the Company shall be deemed severed upon written notice to the Employee by the Company after the occurrence of any of the following:

a)	The final, non-appealable imposition of any restrictions or limitations by any governmental authority having jurisdiction over the Employee to such an extent that he cannot render the services for which he was employed.

b)	The Employee (i) willfully and continually fails or refuses (without proper cause) to substantially perform the duties of her employment and to adhere in all material respects to the provisions of this Agreement and the written policies of the Company, which failure shall not be remedied within thirty (30) days after written notice from the Company to the Employee, or (ii) conducts herself in a fraudulent manner, or (iii) conducts herself in an unprofessional or unethical manner which in the reasonable judgment of the Board of Directors of the Company is detrimental to the Company.

c)	The Employee willfully and continually fails or refuses to adhere to any written agreements to which the Employee and the Company or any of its affiliates are parties, which failure shall not be remedied within thirty (30) days after written notice from the Company to the Employee.

d)	In the event of death of the Employee during employment. In such event the Company shall pay to the estate of the Employee the compensation earned by the Employee prior to his death but not yet paid to her by the Company.

Section 4.4. Continuation of Health Insurance Benefits. If Employee is terminated by the Company without Cause, or terminated her employment with the Company for Good Reason, and provided that Employee elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Company shall pay Employee an amount equal to her monthly COBRA premiums for a period equal to the period remaining in the Employment Period after termination; provided further, such payment will cease upon Employee’s entitlement to other health insurance without charge.

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ARTICLE 5

Change in Control

The Board of Directors of the Company (“the Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the CFO, notwithstanding the possibility or occurrence of a Change in Control of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the even of any pending, threatened or actual Change in Control and to provide the Employee with compensation and benefits arrangements upon a Change in Control which are consistent with the Employee’s significant leadership position and which are competitive. (See Addendum A for Definition of Change in Control)

“Section 5.1. Involuntary Termination/Change in Control. In the case of involuntary termination of the Employee by the Company within one (1) year after a Change in Control of the Company (which shall include any termination as to which notice is given by the Company within such one (1) year period, notwithstanding the effective date of termination) the Employee will be paid compensation in terminal pay and participation in benefits, savings and retirement plans as set forth in Section 5.3, 5.4 and 5.5 of this Agreement.”

Section 5.2. Voluntary Termination/Change in Control. In the case of voluntary termination by the Employee within one (1) year after a Change in Control of the Company (which shall include any termination as to which notice is given by the Employee within such one (1) year period, so long as the effective date of such termination is no later than ninety (90) days after the end of such one (1) year period), the Employee will be paid compensation in terminal pay and participation in benefits, savings and retirement plans as set forth in Section 5.3, 5.4 and 5.5 of this Agreement.

Section 5.3 Terminal Pay. The Employee will receive terminal pay, to be paid in equal installments in semi-monthly installments, at least equal to one (1) year’s annual base salary payable to the Employee by the Company in respect of the twelve month period immediately preceding termination.

Section 5.4 Special Bonus. In addition to the Terminal Pay and Annual Bonus, the Employee will be eligible, based on performance, for any special bonus program which may be instituted by the Company in recognition of particular assignments, duties or responsibilities required during the crucial transition period leading up to, or following, the Change in Control.

Section 5.5 Benefits, Savings and Retirement. Plans. During the period of terminal payments, the Employee will remain in employee status for benefits purposes only and will be entitled to participate in all benefits, savings and retirement plans, practices, policies and programs of the Company applicable generally to other peer executives of the Company, with the expectation that the Employee continue to make all applicable employee contributions to said program(s).

Section 5.6. Interaction with Article IV of this Agreement. To the extent any of the provisions of this Article V are in conflict with the provisions of Article IV of this Agreement (e.g., as to terminal pay due upon involuntary termination), in circumstances in which this Article V applies, the terms of Article V shall control and shall supersede and replace any varying provisions set forth in Article IV; provided, however, that nothing in this Section 5.6 shall be deemed to limit or eliminate any rights of the Employee or the Company under any provision of Article IV not so superseded and replaced.”

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ARTICLE 6

Guarantee

BASi hereby unconditionally and irrevocably guarantees to the Employee the due performance by the Company of all its obligations under or in respect of the terms of this Agreement and shall as primary obligor and not as surety on demand pay to the Employee all sums due to be paid by the Company to the Employee. This guarantee shall be a continuing guarantee and shall inure to the benefit of the Employee, his heirs, successors and assigns.

ARTICLE 7

Miscellaneous

Section 7.1. Relationship between the Parties. The relationship between the Company and the Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give the Employee any interest in any of the assets of the Company.

Section 7.2. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems Inc.
2701 Kent Avenue
West Lafayette, IN 47906

If to Employee:	Jacqueline Lemke
14239 Kingdom Court
Fishers, IN 46040

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 7.2.

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Section 7.3 Enforceability. Both the Company and the Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

Section 7.4. Nonwaiver. The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or his rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

Section 7.5. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of both parties.

Section 7.6. Governing Law. The laws of the United States and the State of Indiana shall govern the construction and enforceability of this Agreement.

Section 7.7. Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

Section 7.8. Collective Agreements. There are no collective agreements which directly affect the terms and conditions of the Employee's employment.

Section 7.9. Grievance and Disciplinary Procedures. If the Employee wishes to obtain redress of any grievance relating to her employment or if she is dissatisfied with any reprimand, suspension or other disciplinary steps taken by the Company, she shall apply in writing to the Chairman of the Board or Directors of the Company, setting out the nature and details of any such grievance or dissatisfaction.

Section 7.10. Heading. The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

Section 7.11. Remedies. Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

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IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

“COMPANY”	“EMPLOYEE”

/s/ Anthony Chilton	/s/ Jacqueline Lemke
Anthony Chilton	Jacqueline Lemke
President and CEO
Bioanalytical Systems, Inc.

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ADDENDUM A

Definition of Change in Control

A "Change in Control" shall mean the occurrence of any of the following events:

1.	Approval by shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common shares immediately prior to the consolidation or merger have substantially the same proportionate ownership of voting common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

2.	A change in the majority of members of the Board of Directors of the Company within a twenty-four (24) month period unless the election, or nomination for election by the Company shareholders, of each new director was approved by a vote of two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twenty-four (24) month period.

The Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than fifty percent (50%) of the share of voting common stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the shares of voting common stock of the combined company, any shares received by affiliates (as defined in the rules of the SEC) of such other company in exchange for stock of such other company).

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